Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Michael Kors Holdings Limited for the registration of 11,629,627 shares of its ordinary shares and to the incorporation by reference therein of our reports dated May 28, 2014, with respect to the consolidated financial statements of Michael Kors Holdings Limited and the effectiveness of internal control over financial reporting of Michael Kors Holdings Limited, included in its Annual Report (Form 10-K) for the year ended March 29, 2014, filed with the Securities and Exchange Commission.

New York, New York September 4, 2014	/s/ Ernst & Young LLP